                                EXHIBIT 10(X)


_______________________________________________________________________________



                    SERIES C PREFERRED STOCK PURCHASE AGREEMENT


                                     between


                                 INTERLEAF, INC.


                                       and


                               LINDNER INVESTMENTS




                                 October 14, 1996




_______________________________________________________________________________

                               TABLE OF CONTENTS


                                                                   PAGE
                                                                   ----

1.   Authorization and Sale of Shares..............................  1

     1.1  Authorization............................................  1
     1.2  Sale of Shares...........................................  1
     1.3  Use of Proceeds..........................................  1

2.   The Closing.................................................... 1

3.   Representations of the Company................................. 2

     3.1  Organization and Standing................................. 2
     3.2  Capitalization............................................ 2
     3.3  Authorization of Transaction.............................. 3
     3.4  Noncontravention.......................................... 3
     3.5  Reports and Financial Statements.......................... 3
     3.6  Absence of Material Adverse Changes....................... 4
     3.7  Litigation................................................ 4

4.   Representations of the Purchaser............................... 5

     4.1  Investment................................................ 5
     4.2  Authority................................................. 5
     4.3  Experience................................................ 5
     4.4  Access to Information..................................... 5
     4.5  Status.................................................... 6

5.   Covenants of the Company....................................... 6

     5.1  Inspection................................................ 6
     5.2  Financial Statements and Other Information................ 6
     5.3  Reservation of Common Stock............................... 6

6.   Transfer of Shares............................................. 6

     6.1  Restricted Shares......................................... 6
     6.2  Requirements for Transfer................................. 7
     6.3  Legend.................................................... 7

7.   Registration Rights............................................ 7

     7.1  Registration of Shares.................................... 7

     7.2  Limitations on Registrations.............................. 8
     7.3  Registration Procedures................................... 9
     7.4  Requirements of the Purchaser............................. 10
     7.5  Indemnification........................................... 10

8.   Miscellaneous.................................................. 10

     8.1  Successors and Assigns.................................... 10
     8.2  Confidentiality........................................... 11
     8.3  Survival of Representations and Warranties................ 11
     8.4  Notices................................................... 11
     8.5  Brokers and Closing Costs................................. 12
     8.6  Entire Agreement.......................................... 12
     8.7  Amendments and Waivers.................................... 12
     8.8  Counterparts.............................................. 12
     8.9  Section Headings.......................................... 12
     8.10 Severability.............................................. 13
     8.11 Governing Law............................................. 13


Exhibit A      Certificate of Vote of Directors Establishing a Series
               of a Class of Stock

Exhibit B      Opinion of Hale and Dorr

Exhibit C      Opinion of John K. Hyvner, Esq.

Exhibit D      Issuance of Shares

                 SERIES C PREFERRED STOCK PURCHASE AGREEMENT


    This Agreement dated as of October 14, 1996 is entered into by and between Interleaf, Inc., a Massachusetts corporation (the "Company"), and Lindner Investments, a Massachusetts business trust (the "Purchaser").

    In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

    1. AUTHORIZATION AND SALE OF SHARES.

       1.1 AUTHORIZATION. The Company has duly authorized the sale and issuance, pursuant to the terms of this Agreement, of 1,200,000 shares of its Series C Convertible Preferred Stock, $0.10 par value per share (the "Series C Preferred Stock"), having the rights, restrictions, privileges and preferences set forth in the Certificate of Vote of Directors Establishing a Series of a Class of Stock attached hereto as EXHIBIT A (the "Certificate of Vote"). The Company has adopted and will file prior to the Closing (as defined below) the Certificate of Vote with the Secretary of State of the Commonwealth of Massachusetts.

       1.2 SALE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing the Company will issue and sell to the Purchaser, and the Purchaser will purchase, 1,004,904 shares of Series C Preferred Stock for the purchase price of $9.9512 per share. The shares of Series C Preferred Stock being sold under this Agreement are referred to as the "Shares."

       1.3 USE OF PROCEEDS. The Company will use the proceeds from the sale of the Shares for working capital and general corporate purposes.

    2. THE CLOSING. The closing ("Closing") of the sale and purchase of the Shares under this Agreement shall take place at the offices of Hale and Dorr, 60 State Street, Boston, Massachusetts at 3:00 p.m. on October 15, 1996. The date of the Closing is hereinafter referred to as the "Closing Date." At the
Closing:

       (a) the Company shall deliver to the Purchaser a certificate, as of the most recent practicable date, as to the corporate good standing of the Company issued by the Secretary of State of the Commonwealth of Massachusetts;

       (b) the Company shall deliver to the Purchaser the Articles of Organization of the Company, as amended and in effect as of the Closing Date (excluding the Certificate of Vote), certified by the Secretary of State of the Commonwealth of Massachusetts, and the Certificate of Vote with a stamped filing acknowledgment by the Secretary of the Commonwealth of Massachusetts;

       (c) Hale and Dorr, counsel for the Company, shall deliver to the Purchaser an opinion, dated the Closing Date, in substantially the form attached hereto as EXHIBIT B;

       (d) John K. Hyvnar, General Counsel of the Company, shall deliver to the Purchaser an opinion, dated the Closing Date, in substantially the form attached hereto as EXHIBIT C;

       (e) the Company shall deliver to the Purchaser certificates for the Shares being purchased by the Purchaser, registered in the name of one or more series into which the Purchaser's shares of beneficial interest have been divided, as set forth on EXHIBIT D attached hereto;

       (f) the Purchaser shall pay to the Company the purchase price for the Shares, by wire transfer or certified check; and

       (g) the Company and the Purchaser shall execute and deliver a Cross-Receipt.

    3. REPRESENTATIONS OF THE COMPANY. The Company hereby represents and warrants to the Purchaser as follows as of the date hereof:

       3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly qualified to do business as a foreign corporation and is in good standing in any jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of the Company.

       3.2 CAPITALIZATION. The authorized capital stock of the Company at the Closing will consist of (a) 30,000,000 shares of common stock, $.01 par value per share, of which 17,459,219 shares were issued and outstanding as of September 30, 1996, and

(b) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which
(i) 200,000 shares have been designated as Series A Junior Participating Preferred Stock (none of which are issued or outstanding), (ii) 2,142,857 shares have been designated as Senior Series B Convertible Preferred Stock (of which 861,911 shares were outstanding as of September 30, 1996) and (iii) 1,200,000 shares have been designated as Series C Preferred Stock (none of which are issued and outstanding immediately prior to the Closing). At the Closing, the Common Stock and the Preferred Stock of the Company will have the voting powers, designations, preferences, rights and qualifications, and limitations or restrictions set forth in the Articles of Organization (including the Certificate of Vote). All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the Shares, and all of the shares of Series C Preferred Stock issued pursuant to Section 7.1(b), will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable.

       3.3 AUTHORIZATION OF TRANSACTION. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company. The issuance, sale and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares, have been duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

       3.4 NONCONTRAVENTION. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Organization or By-laws of the Company, (b) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any governmental entity (other than the filing of the Certificate of Vote), (c) conflict with, result in breach of, constitute a default under, or require any notice, consent or waiver under, any contract, agreement or other instrument to which the Company is a party or by which it is bound (other than any consent as waiver which has already been obtained), or

(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company.

       3.5  REPORTS AND FINANCIAL STATEMENTS.

       (a) The Company has previously furnished to the Purchaser complete and accurate copies, as amended or supplemented, of its (i) Annual Report on Form 10-K for the fiscal year ended March 31, 1996, as filed with the Securities and Exchange Commission (the "SEC"), and (ii) its Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as filed with the SEC (such reports are collectively referred to herein as the "Company Reports"). The Company Reports constitute all of the documents required to be filed by the Company under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the SEC since March 31, 1996. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Company.

       (b) The Company has provided to the Purchaser a copy of its press release dated September 30, 1996 with respect to the financial results of the Company for the quarter then ended. The Company has also provided to and discussed with the Purchaser such information as the Purchaser has requested (to the extent available) regarding the financial results of the Company for such quarter and the current operations, financial condition (including the amount of available cash) and plans of the Company.

       3.6 ABSENCE OF MATERIAL ADVERSE CHANGES. Except as disclosed by the Company to the Purchaser prior to the date hereof, since June 30, 1996, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Company.

       3.7 LITIGATION. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Company's knowledge, any basis therefor or threat thereof, against the Company, which questions the validity of this Agreement or the right of the Company to enter into it, or which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, assets or condition, financial or otherwise, of the Company.

    4. REPRESENTATIONS OF THE PURCHASER. The Purchaser represents and warrants to the Company as follows:

       4.1 INVESTMENT. The Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. The Purchaser acknowledges that the Shares are restricted securities as defined under the Securities Act of 1933, as amended (the "Securities Act") and shall bear the legend set forth in Section 6.3 hereof.

       4.2 AUTHORITY. The Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms. The Purchaser represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

       4.3 EXPERIENCE. The Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to the Purchaser any and all written information which it has requested and have answered to the Purchaser's satisfaction all inquiries made by the Purchaser; and the Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and is able financially to bear the risks thereof, including a complete loss of its investment.

       4.4 ACCESS TO INFORMATION. The Purchaser acknowledges that the Company has provided to and discussed with the Purchaser such information as the Purchaser has requested (to the extent available) regarding the financial results of the Company for the quarter ended September 30, 1996 and the current operations, financial condition (including the amount of available cash) and plans of the Company. The Purchaser represents and warrants that, in making this investment, it has not relied upon any information or representations and warranties of Hambrecht & Quist LLC, including without limitation representations and warranties regarding the Company, its officers, financial condition, business and prospects, or the terms of the purchase of the Shares.

       4.5 STATUS. The Purchaser is an "accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

    5. COVENANTS OF THE COMPANY.

       5.1 INSPECTION. So long as the Purchaser (or any of its affiliates) holds at least 25% of the Shares originally issued pursuant to this Agreement, the Company shall permit the Purchaser, or any authorized representative thereof, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested, without interruption of the business of the Company and subject to the confidentiality obligations of Section 8.2 hereof.

       5.2 FINANCIAL STATEMENTS AND OTHER INFORMATION. So long as the Purchaser (or any of its affiliates) holds at least 25% of the Shares originally issued pursuant to this Agreement, the Company shall deliver to the Purchaser:

       (a) within 90 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year, and audited statements of income and of cash flows of the Company for such year, certified by certified public accountants of established national reputation selected by the Company, and prepared in accordance with generally accepted accounting principles;

       (b) within 45 days after the end of each fiscal quarter of the Company, an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter; and

       (c) with reasonable promptness, such other notices, information and data with respect to the Company as the Company files with the SEC or delivers to the holders of its Common Stock, and such other information and data as the Purchaser may from time to time reasonably request.

       5.3 RESERVATION OF COMMON STOCK. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding Shares.

    6. TRANSFER OF SHARES.

       6.1  RESTRICTED SHARES.  "Restricted Shares" means (i) the Shares,
(ii) the shares of Common Stock issued or issuable upon conversion of the Shares, and (iii) any other shares of capital stock of the Company issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); PROVIDED, HOWEVER, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (i) upon any sale pursuant to a registration statement under the Securities Act, Section 4(1) of the Securities Act or Rule 144 under the Securities Act, or (ii) at such time as they become eligible for sale under Rule 144(k) under the Securities Act.

       6.2 REQUIREMENTS FOR TRANSFER. Restricted Shares shall not be sold or transferred unless either (a) they first shall have been registered under the Securities Act, or (b) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

       6.3 LEGEND. Each certificate representing Restricted Shares shall bear a legend substantially in the following form:

       "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."


    The foregoing legend shall be removed from the certificates representing any Restricted Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act.

    7. REGISTRATION RIGHTS.

       7.1  REGISTRATION OF SHARES.

            (a) The Company shall use its best efforts to file with the SEC, as promptly as practicable following the Closing, a registration statement on Form S-3 (the "Registration Statement") covering the resale to the public by the Purchaser of the shares of common stock of the Company issued upon conversion of the Shares (the "Registrable Shares"). The Company shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable, but in no event later than January 15, 1997. The Company shall cause the Registration Statement to remain effective until the date three years after the Closing Date or such earlier time as all of the Registrable Shares covered by the Registration Statement have been sold pursuant thereto.

            (b) In the event the Registration Statement has not been declared effective under the Securities Act by the SEC by the close of business on January 15, 1997, the Company shall issue to the Purchaser within 15 days following the end of each calendar month (beginning with January
1997), until the Registration Statement is declared effective, such number of shares of Series C Preferred Stock as is equal to (i) (A) the number of shares purchased at the Closing pursuant to this Agreement multiplied by (B) $.001 multiplied by (C) the number of weeks (including fractions of a week) during such month for which the Registration Statement was not declared effective (excluding, for January 1997, any period prior to the close of business on January 15, 1997) divided by (ii) (A) the average of the daily trading volume-weighted last reported sale prices per share of the common stock of the Company on the Nasdaq National Market, as reported by Nasdaq, on the last ten trading days of such month multiplied by (B) four. Any shares of Series C Preferred Stock issuable pursuant to this Section 7.1(b) shall be considered "Shares" for purposes of Sections 4, 6 and 7 of this Agreement. The issuance by the Company of such shares of Series C Preferred

Stock pursuant to this Section 7.1(b) shall constitute liquidated damages with respect to the Company's failure to cause the Registration Statement to be declared effective by January 15, 1997, and shall be in lieu of any other claims or damages to which the Purchaser may be entitled with respect thereto.

       7.2  LIMITATIONS ON REGISTRATIONS.

            (a) The Company may, by written notice to the Purchaser, (i) delay the filing or effectiveness of the Registration Statement or (ii) suspend the Registration Statement after effectiveness and require that the Purchaser immediately cease sales of shares pursuant to the Registration Statement, in the event that (A) the Company files a registration statement (other than a registration statement on Form S-8 or Form S-4 or their successor forms) with the SEC for a public offering of its securities, or (B) the Company is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Company desires to keep confidential for business reasons, if the Company determines in good faith that the public disclosure requirements imposed on the Company under the Securities Act in connection with the Registration Statement would require disclosure of such activity, transaction, preparations or negotiations. Notwithstanding the foregoing, such right shall not be exercised more than twice in any 12-month period, and no such delay or suspension may continue for more than 30 days.

            (b) If the Company delays or suspends the Registration Statement or requires the Purchaser to cease sales of shares pursuant to paragraph (a) above, the Company shall, as promptly as practicable following the termination of the circumstance which entitled the Company to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Registration Statement and/or give written notice to the Purchaser authorizing them to resume sales pursuant to the Registration Statement. If as a result thereof the prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, the Company shall enclose such revised prospectus with the notice to the Purchaser given pursuant to this paragraph (b), and the Purchaser shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus. Moreover, if the Company delays or suspends the Registration Statement or requires the Purchaser to cease sales of shares pursuant to clause (i) of paragraph (a) above as a result of the circumstances set forth in clause (A) of such paragraph (a), the Company shall permit the Purchaser to include in a registration statement filed by the Company during such period, any Registrable Shares that would have been included in the Registration Statement, subject to the right of the Company to limit the number of Registrable Shares to be included in a registration statement relating to a unwritten offering of securities of the Company if the managing underwriter of such offering determines that the inclusion of such shares in such offering would adversely affect the marketability of such offering.

       7.3  REGISTRATION PROCEDURES.

            (a) In connection with the filing by the Company of the Registration Statement, the Company shall furnish to the Purchaser a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

            (b) The Company shall use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities laws of such states as the Purchaser shall reasonably request.

            (c) If the Company has delivered preliminary or final prospectuses to the Purchaser and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Purchaser and, if requested by the Company, the Purchaser shall immediately cease making offers or sales of shares under the Registration Statement and return all prospectuses to the Company. The Company shall promptly provide the Purchaser with revised prospectuses and, following receipt of the revised prospectuses, the Purchaser shall be free to resume making offers and sales under the Registration Statement.

            (d) The Company shall pay the expenses incurred by it in complying with its obligations under this Section 7 including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Company, and fees and expenses of accountants for the Company, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Purchaser in connection with sales under the Registration Statement.

       7.4  REQUIREMENTS OF THE PURCHASER.

            (a) The Purchaser shall furnish to the Company in writing such information regarding the Purchaser and the proposed sale of Registrable Shares by the Purchaser as shall be required in connection therewith by the SEC or any state securities law authorities.

            (b) The Purchaser shall indemnify the Company and each of its directors and officers against, and hold the Company and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Company or such directors and officers may become subject by reason of any statement or omission in the Registration Statement made in reliance upon, or in conformity with, a written statement by the Purchaser furnished pursuant to this Section 7.4.

            (c) The Purchaser shall report to the Company sales made pursuant to the Registration Statement.

       7.5 INDEMNIFICATION. The Company agrees to indemnify and hold harmless the Purchaser against any losses, claims, damages, expenses or liabilities to which the Purchaser may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Company by or on behalf of the Purchaser for use in the Registration Statement. The Company shall have the right to assume the defense and settlement of any claim or suit for which the Company may be responsible for indemnification under this Section 7.5.

    8. MISCELLANEOUS.

       8.1 SUCCESSORS AND ASSIGNS. This Agreement, and the rights and obligations of the Purchaser hereunder, may be assigned by the Purchaser to any person or entity to which at least 10% of the Shares originally issued pursuant to this Agreement are transferred by the Purchaser, and such transferee shall be deemed a "Purchaser" for purposes of this Agreement; provided that the transferee provides to the Company a written instrument notifying the Company of such transfer and assignment and agreeing to be bound by the terms of this Agreement.

       8.2 CONFIDENTIALITY. The Purchaser agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which the Purchaser may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to the Purchaser pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public; PROVIDED, HOWEVER, that the Purchaser may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of any Shares from the Purchaser as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section, or (iii) to any affiliate of the Purchaser; subject to the agreement of such party to keep such information confidential as set forth herein.

       8.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

       8.4 NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent via a reputable nationwide overnight courier service or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

    If to the Company, at Interleaf, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02154, Attn: Clerk, or at such other address or addresses as may have been furnished in writing by the Company to the Purchaser; or

    If to the Purchaser, at 7711 Carondelet Avenue, Suite 700, St. Louis, Missouri 63105, or at such other address or addresses as may have been furnished in writing by the Purchaser to the Company.

    Notices provided in accordance with this Section 8.4 shall be deemed delivered upon personal delivery, one business day after being sent via a reputable nationwide overnight courier service, or two business days after deposit in the mail.

       8.5  BROKERS AND CLOSING COSTS.

            (a) The Company and the Purchaser each agree to indemnify and save the other harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any agreement, statement or representation alleged to have been made by such indemnifying party. The

Company specifically acknowledges that it is responsible for the fees and expenses of Hambrecht & Quist LLC relating to this transaction.

            (b) The Company will pay all costs and expenses relating to the Closing, including the fees and expenses of counsel for the Purchaser (which shall not exceed $2,000).

       8.6 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

       8.7 AMENDMENTS AND WAIVERS. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 8.7 shall be binding upon each holder of any Shares (including shares of Common Stock into which such Shares have been converted), each future holder of all such securities and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

       8.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

       8.9 SECTION HEADINGS. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

       8.10 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

       8.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Executed as of the date first written above.

                                   INTERLEAF, INC.


                                   By:/s/ G. Gordon M. Large
                                      -------------------------------
                                      G. Gordon M. Large
                                      Executive Vice President and
                                      Chief Financial Officer
                                      (print name and title)


                                   LINDNER INVESTMENTS


                                   By:/s/ Larry Callahan
                                      -------------------------------
                                      Larry Callahan
                                      Vice President
                                      (print name and title)

                                   EXHIBIT A

                                      to

                 Certificate of Vote of Directors Establishing

                          a Series of a Class of Stock

                                      of

                                INTERLEAF, INC.

                                To be Designated

                       SERIES C CONVERTIBLE PREFERRED STOCK


    Interleaf, Inc., a Massachusetts corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by the Articles of Organization and in accordance with the provisions of
Section 26 of the Business Corporation Law of the Commonwealth of Massachusetts, certifies that the Board of Directors of the Corporation, at a meeting duly called and held, at which a quorum was present and acting throughout, duly voted to establish a series of Preferred Stock, $0.10 par value per share, of the Corporation and that the designation and number of shares, and the preferences, voting powers, qualifications, and special or relative rights or privileges thereof are fixed as follows:

    1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 1,200,000.

    2. DIVIDENDS. The holders of shares of Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends of $.24878 per share on April 15, 1998 and October 15, 1998, and $.49756 per share on each April 15 and October 15 thereafter (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). Such dividends shall accrue and shall be cumulative, from and after October 15, 1997, whether or not declared by the Board of Directors.

    3. LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS,
       CONSOLIDATIONS AND ASSET SALES.

       (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series C Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock (such Common Stock, Series A Preferred Stock, Series B Preferred Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to $9.9512 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any declared or accrued but unpaid dividends on such shares. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

       (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series C Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series C Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders, in accordance with the terms of such Junior Stock.

       (c) Any merger or consolidation of the Corporation or a subsidiary into or with another corporation or a sale of all or substantially all of the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

    4. VOTING.

       (a) Each holder of outstanding shares of Series C Preferred Stock shall be entitled to the number of votes equal to one-half the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 5 hereof) as of the record date, at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions of Subsections 3(b) or 3(c) below or by the provisions establishing any other series of stock, holders of Series C Preferred Stock and of any other outstanding series of stock shall vote together with the holders of Common Stock as a single class.

       (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series C Preferred Stock so as to affect adversely the Series C Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over the Series C Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series C Preferred Stock and the authorization of any shares of capital stock on a parity with Series C Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the Series C Preferred Stock.

       (c) So long as at least 251,226 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) are outstanding, the Corporation shall not, without the prior written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class: (i) take any action that would result in the holders of the Series C Preferred Stock becoming subject to taxation under Section 305 of the Internal Revenue Code of 1986, as amended; or (ii) declare or pay any dividends on capital stock (other than dividends payable solely in capital stock).

    5. OPTIONAL CONVERSION. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

       (a) RIGHT TO CONVERT. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $9.9512 by the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" shall initially be $2.4878. Such Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

    In the event of a notice of redemption of any shares of Series C Preferred Stock pursuant to Section 7 hereof, the Conversion Right of the shares designated for redemption shall terminate at the close of business on the fifth full day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Right for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation, the Conversion Right shall terminate at the close of business on the first full business day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series C Preferred Stock.

       (b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

       (c)  MECHANICS OF CONVERSION.

            (i) In order for a holder of Series C Preferred Stock to convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock, at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series C Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

            (ii) The Corporation shall at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock.

            (iii) All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote or to receive dividends, shall immediately cease and terminate on the Conversion Date. Any shares of Series C Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.

            (iv) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

       (d)  ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES:

            (i) SPECIAL DEFINITIONS. For purposes of this Subsection 5(d), the following definitions shall apply:

                 (A) "OPTION" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                 (B) "ORIGINAL ISSUE DATE" shall mean the date on which a share of Series C Preferred Stock was first issued.

                 (C) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                 (D) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

                      (I) shares of Common Stock issued or issuable by reason of a dividend or other distribution on shares of Common Stock that is covered by Subsection 5(e) or 5(f) below; or

                      (II) shares of Common Stock issued or issuable to
                 employees or directors of, or consultants to, the Corporation pursuant to plans adopted by the Board of Directors of the Corporation.

            (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the number of shares of Common Stock into which the Series C Preferred Stock is convertible shall be made (a) unless the consideration per share (determined pursuant to Subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, agreeing that no such adjustment shall be made as the result of such issuance of Additional Shares of Common Stock.

            (iii) ISSUE OF SECURITIES DEEMED ISSUE OF ADDITIONAL SHARES OF
                  COMMON STOCK.

    If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                 (A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                 (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                 (C) Upon the expiration or termination of any unexercised Option, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price;

                 (D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

                 (E) No readjustment pursuant to clause (B) or (D) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional

Shares of Common Stock between the original adjustment date and such readjustment date.

    In the event the Corporation, after the Original Issue Date, amends any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date or were issued after the Original Issue Date) to increase the number of shares issuable thereunder or decrease the consideration to be paid upon exercise or conversion thereof, then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Subsection 5(d)(iii) shall apply.

            (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL
                 SHARES OF COMMON STOCK.

    In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(d)(iii), but excluding shares issued as a stock split or combination as provided in Subsection 5(e) or upon a dividend or distribution as provided in Subsection 5(f)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; PROVIDED THAT, (i) for the purpose of this Subsection 5(d)(iv), all shares of Common Stock issuable upon conversion or exercise of Convertible Securities or Options outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) for the purpose of this Subsection 5(d)(iv), the number of shares of Common Stock deemed issuable upon conversion or exercise of such outstanding Convertible Securities or Options shall not give effect to any adjustments to the conversion price or conversion rate or exercise price of such Convertible Securities or Options resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

            (v) DETERMINATION OF CONSIDERATION. For purposes of this Subsection 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                 (A)  CASH AND PROPERTY:  Such consideration shall:

                      (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                      (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                      (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                 (B) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

            (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

            (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (vi) MULTIPLE CLOSING DATES. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Convertible Securities, and such issuance dates occur within a period of no more than 120 days, then the Conversion Price shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

       (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

       (f) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series C Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series C Preferred Stock then in effect by a fraction:

            (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

            (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series C Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series C Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

       (g) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series C Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series C Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

       (h) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

       (i) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

       (j) CERTIFICATE AS TO ADJUSTMENTS. Within 30 days after the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series C Preferred Stock.

        (k)  NOTICE OF RECORD DATE.  In the event:

             (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

             (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

             (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

             (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall mail to the holders of the Series C Preferred Stock at their last addresses as shown on the records of the Corporation, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

       (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

       (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

    6. MANDATORY CONVERSION.

       (a) Effective upon either of the following times (each a "Mandatory Conversion Time"), all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate:

            (i) Immediately prior to the consummation of any consolidation or merger of the Corporation with or into, or the sale of all or substantially all of the assets of the Corporation to, another corporation whose common stock is listed on the Nasdaq National Market or a national securities exchange; or

            (ii) Upon the close of business on the 20th trading day in any period of 20 consecutive trading days for which the volume-weighted average of the last reported sale prices per share of the Common Stock of the Corporation on the Nasdaq National Market, as reported by Nasdaq, is equal to or greater than $3.7317 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares); provided that no such Mandatory Conversion Time shall be deemed to occur under this clause (ii) unless the Registration Statement (as defined in the Series C Preferred Stock Purchase Agreement between the Corporation and Lindner Investments dated October 14, 1996) is effective under the Securities Act of 1933, as amended, at all times during such 20-day period.

       (b) No later than 20 days prior to the Mandatory Conversion Time (in the case of a Mandatory Conversion Time under clause (i) above) or no later than 20 days after the Mandatory Conversion Time (in the case of a Mandatory Conversion Time under clause (ii) above), the Corporation shall deliver written notice of the Mandatory Conversion Time, and the conversion of the Series C Preferred Stock effected pursuant thereto, to all holders of record of shares of Series C Preferred Stock. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series C Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series C Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series C Preferred Stock shall promptly surrender his or its certificate or certificates for all such shares to the Corporation in accordance with the instructions set forth in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. As of the Mandatory Conversion Time, all rights with respect to the Series C Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series C Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the surrender of the certificate or certificates for Series C Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

       (c) All certificates evidencing shares of Series C Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Time, be deemed to have been retired and cancelled and the shares of Series C Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Upon such mandatory conversion of the Series C Preferred Stock pursuant to this Section 6, all provisions hereof included under the caption "Series C Convertible Preferred Stock", and all references herein to the Series C Preferred Stock, shall be deleted and shall be of no further force or effect, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to give effect thereto.

    7. OPTIONAL REDEMPTION.

       (a) At any time and from time to time on or after October 16, 1999, the Corporation may, at the option of its Board of Directors, redeem the Series C Preferred Stock, in whole or in part, for the following redemption prices per share (subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalizations affecting such shares), plus any declared or accrued but unpaid dividends thereon to the Redemption Date (as defined below), which shall be payable in cash (hereinafter referred to as the "Redemption Price").

If the Redemption Date is

From October 16, 1999 through October 15, 2000     $12.43900
From October 16, 2000 through October 15, 2001     $11.94144
From October 16, 2001 through October 15, 2002     $11.44388
From October 16, 2002 through October 15, 2003     $10.94632
From October 16, 2003 through October 15, 2004     $10.44876
From and after October 16, 2004                    $ 9.9512

       (b) In the event of any redemption of only a part of the then outstanding Series C Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof based on the number of shares of Series C Preferred Stock held by such holders on the date of the Redemption Notice (as defined below).

       (c) At least 30 days prior to the date fixed for any redemption of Series C Preferred Stock (hereinafter referred to as the "Redemption Date"), written notice shall be mailed, by first class or registered mail, postage prepaid, to each holder of record of Series C Preferred Stock to be redeemed, at his or its address last shown on the records of the transfer agent of the Series C Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent), notifying such holder of the election of the Corporation to redeem such shares, specifying the Redemption Date and the time at which such holder's conversion rights (pursuant to Section 5 hereof) as to such shares terminate (which shall be the close of business on the fifth full day preceding the Redemption Date) and calling upon such holder to surrender to the Corporation, in the manner designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to the Redemption Date, each holder of Series C Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series C Preferred Stock designated for redemption in the Redemption Notice as holders of Series C Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

       (d) Any shares of Series C Preferred Stock so redeemed shall permanently be retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series C Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series C Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

    8. WAIVER. Any of the rights of the holders of Series C Preferred Stock set forth herein may be waived by the affirmative vote of the holders of more than fifty percent (50%) of the shares of Series C Preferred Stock then outstanding.

                                                                    EXHIBIT D


Lindner Growth Fund                    502,452 shares

Lindner Dividend Fund                  502,452 shares